Exhibit 10.15

LEASE ADDENDUM #3

THIS ADDENDUM #3 TO CHANGE THE PREMISES AND EXTEND THE LEASE
is made this 20th day of December, 2019, by and between,
Caden Court, LLC (“Owner”) and SenesTech, Inc. (“Tenant”)
with reference to 3120 and 3140 N. Caden Court, Flagstaff, Arizona

RECITALS

A. WHEREAS, Owner and Tenant entered into that certain Lease agreement dated December 20, 2011 to lease a portion of the property and building located at 3140 N. Caden Court, Flagstaff, Arizona (herein the “Lease”). A true and correct copy of the Lease is attached hereto as Exhibit A.

B. WHEREAS, Owner and Tenant subsequently entered into an Addendum and Addendum #2 dated February 27, 2014 wherein the parties agreed that Tenant would lease all of property and buildings at 3120 and 3140 N. Caden Court through December 31, 2109 (herein “Addendum #2”). A true and correct copy of Addendum #2 is attached hereto as Exhibit B.

C. WHEREAS, Tenant desires to reduce its leased Premises to include only 3120 N. Caden Court and change the definition of “Premises” in the Lease to reflect the reduced area with all terms and conditions of the Lease applied to the reduced area which is graphically shown on Exhibit C attached hereto.

D. WHEREAS, Tenant also desires to extend the term of the Lease for the reduced Premises area until December 31, 2020.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Owner and Tenant hereto covenant and agree as follows:

1.	Effective January 1, 2020, Owner and Tenant hereby agree to change the definition of the “Premises”, as defined in Paragraph 1.1 of the Lease, and as further defined in Addendum #2, to include the entire property and building know as 3120 N. Caden Court, Flagstaff, Arizona (Parcel No. 108-07-017). The new “Premises” is graphically shown on Exhibit C attached hereto and includes all of 3120 N. Caden Court consisting of 7,632 square feet.

2.	Owner and Tenant agree the Term of the Lease as shown in Paragraph 3.1 shall be January 1, 2020 through December 31, 2020.

Owner Initials	/s/ ST	Tenant Initials	/s/ TC

3.	The Minimum Monthly Rent, as shown and defined in Paragraph 4.1 and 4.2, shall be Eight Thousand Two Hundred Ten Dollars and seventy-six cents ($8,210.76). Sales tax as assessed by governmental agencies shall be paid as rent in addition to the Minimum Monthly Rent. Any month or partial month beyond December 2020 shall incur a four-percent (4%) increase above the rent called for herein.

4.	All other terms and conditions of the Lease and Addendum #2 shall be in full force and effect.

5.	This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, Owner and Tenant have executed this Agreement as of the day and year first above written.

Owner	Tenant

Caden Court, LLC	SenesTech, Inc.

/s/ Stephen Thompson	/s/ T. C. Chesterman
By Stephen Thompson	By T. C. Chesterman

Its Manager	Its CFO